INBRAND CORPORATION











                       AMENDED AND RESTATED LOAN AGREEMENT

                          Dated: as of October 1, 1996

                                  $35,000,000.00


                        SOUTHTRUST BANK OF GEORGIA, N.A.

                                TABLE OF CONTENTS


SECTION 1.  GENERAL DEFINITIONS                                           1
         1.1.     Defined Terms                                           1
         1.2.     Accounting and Other Terms                             17
         1.3.     Certain Matters of Construction                        17

SECTION 2.  CREDIT FACILITIES                                            18
         2.1.     Revolver Facility                                      18
         2.2.     Termination of Credit Facility.                        19
         2.3.     Acquisition Loan Facility                              20
         2.4.     Share Repurchase Loan Facility                         20
         2.5. Letter of Credit Facility                                  21
         2.6.     All Loans to Constitute One Obligation                 24
         2.7.     Loan Account                                           24

SECTION 3.  INTEREST AND REPAYMENT                                       25
         3.1.     Interest, Fees and Charges                             25
         3.2.     Payments                                               30
         3.3.     Closing Fee                                            31
         3.4.     Unused Line Fee                                        31
         3.6.     Statements of Account                                  32

SECTION 4.  PROPERTY OF BORROWER                                         32
         4.1.     Insurance of Borrower's Property                       32
         4.2.     Protection of Borrower's Property                      32

SECTION 5.  REPRESENTATIONS AND WARRANTIES                               33
         5.1.     General Representations and Warranties                 33
         5.2.     Reaffirmation and Survival of Representations          35

SECTION 6.  COVENANTS AND CONTINUING AGREEMENTS                          35
         6.1.     Affirmative Covenants                                  35
         6.2.     Negative Covenants                                     39
         6.3.     Specific Financial Covenants                           42

SECTION 7.  CONDITIONS PRECEDENT                                         43
         7.1.     Documentation                                          43
         7.2.     Other Conditions                                       44

SECTION 8.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT            45
         8.1.     Events of Default                                      45
         8.2.     Acceleration of the Obligations                        46
         8.3.     Remedies                                               47
         8.4.     Remedies Cumulative; No Waiver                         48

SECTION 9.  MISCELLANEOUS                                                48
         9.1.     Indemnity                                              48
         9.2.     Modification of Agreement; Sale of Interest            48
         9.3.     Reimbursement of Expenses                              49
         9.4.     Indulgences Not Waivers                                50
         9.5.     Severability                                           50
         9.6.     Successors and Assigns                                 50
         9.7.     Cumulative Effect                                      50
         9.8.     Execution in Counterparts                              50
         9.9.     Notice                                                 51
         9.10.    Lender's Consent                                       51
         9.11.    Demand Obligations                                     51
         9.12.    Time of Essence                                        52
         9.13.    Entire Agreement                                       52
         9.14.    Amendment and Restatement; No Novation                 52
         9.15.    Payments Set Aside                                     52
         9.16.    Independence of Covenants, Representations and
                   Warranties                                            52
         9.17.    Governing Law; Consent to Forum                        52
         9.18.    General Waivers by Borrower                            53
         9.19.    Jury Trial Waiver                                      53



EXHIBITS

Exhibit A -- Revolving Credit Note
Exhibit B -- Compliance Certificate
Exhibit C -- Permitted Liens
Exhibit D -- Borrower's Business Locations

                       AMENDED AND RESTATED LOAN AGREEMENT


         THIS AMENDED AND RESTATED LOAN AGREEMENT is made as of October 1, 1996, by and between SOUTHTRUST BANK OF GEORGIA, N.A. ("Lender"), a national banking association with an office at One Georgia Center, 600 West Peachtree Street, Atlanta, Georgia 30308; and INBRAND CORPORATION ("Borrower"), a Georgia corporation with its chief executive office and principal place of business at 1169 Canton Road, Marietta, Georgia 30066.






         R E C I T A L S:

         Borrower and Lenders are parties to a certain Loan Agreement, dated December 21, 1993 (as at any time amended, the "Original Loan Agreement").

         Borrower and Lender desire to amend and restate the Original Loan Agreement so that, as so amended and restated, it shall read as hereinafter set forth.

         NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in consideration of the premises, Borrower and Lender hereby agree to amend and restate the Original Loan Agreement so that, as hereby amended and restated, it shall read as follows:

SECTION 1


   GENERAL DEFINITIONS

     1.1. Defined Terms. When used herein, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):
                  Account - any right of Borrower to payment for goods sold or leased or for services rendered which is not evidenced by an Instrument or Chattel Paper, whether or not earned by performance.

                  Account Debtor - any Person who is or may become obligated under or on account of an Account.

                  Acquisition Factor - for purposes of determining the Inbrand France EBITDA in connection with Borrower's Consolidated EBITDA, (i) for the 1996 fourth fiscal quarter, Inbrand France's EBITDA shall be deemed to be Inbrand France's EBITDA for such quarter, times (x) four
         (4); (ii) for the first three fiscal quarters of Borrower's 1997 fiscal year, Inbrand France's EBITDA shall be deemed to be Inbrand France's EBITDA for such fiscal quarter plus Inbrand France's EBITDA for all preceding 1997 fiscal quarter(s), plus Inbrand France's EBITDA for the 1996 fiscal fourth quarter, times (x) the appropriate annualizing multiple; and (iii) commencing with the last fiscal quarter of 1997 and with respect to each fiscal quarter thereafter, Inbrand France's EBITDA shall be determined with reference to the four quarterly periods then ending.

                  Acquisition Loan Funding Conditions - shall mean each of the following:

                           (a) no Default or Event of Default shall exist;

                           (b) the requested  Acquisition  Loan shall be for a
                               Qualified  Acquisition Loan Purpose;

                           (c) on a Consolidated  pro-forma basis,  after giving
                  effect to all acquisition and consolidating adjustments in accordance with GAAP, as to Borrower, its Consolidated Subsidiaries and the proposed acquisition target, (i) the Consolidated entities would have complied with the provisions of Section 6.3 of this Agreement for the 12 month period preceding the proposed acquisition date (with such pro-formas to assume the completion of the proposed acquisition as of the first day of such 12 month period), (ii) after giving effect to the proposed acquisition, the Consolidated opening balance sheet of Borrower will show Borrower to be in compliance with the provisions of 6.3 of this Agreement, and (iii) for six (6) months after the funding of any Acquisition Loan hereunder, Borrower will have available additional Loans under Section
                  2.1 of this Agreement of not less than (i) of $5,000,000 for working capital purposes for so long as the Obligations remain unsecured or (ii) $3,000,000 for so long as the Obligations are secured;

                           (d) the  proposed  acquisition  shall comply with all
                  Applicable Laws, including without limitation, federal and state anti-trust, fraudulent conveyance, licensure, securities or other laws, and all applicable state bulk transfer laws;

                           (e) all real and  personal  Property  proposed  to be
                  acquired shall be free and clear of all Liens or other encumbrances except as my be specifically consented to by Lender in writing; and

                           (f) Lender and its counsel  shall have  reviewed  all
                  material documents evidencing or securing the proposed acquisition and shall have been satisfied as to the form and manner of the proposed acquisition, Borrower shall have collaterally assigned its rights thereunder to Lender (in form satisfactory to Lender) and the seller(s) with respect thereto shall have consented to such collateral assignment.

                  Acquisition  Loan - a loan  made  by  Lender  as  provided  in
         Section 2.3 of this Agreement.

                  Adjusted LIBO Rate - with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the quotient of (a) the LIBO Rate in effect for such Interest Period divided by (b) a percentage (expressed as a decimal) equal to 100% minus Statutory Reserves.

                  Adjusted Net Earnings - with respect to any fiscal period, means the net earnings after provision for income taxes for such fiscal period of Borrower, all as reflected on the financial statement of Borrower supplied to Lender pursuant to Section 6.1(J) hereof, but excluding: (i) any gain arising from any write-up of assets; (ii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iii) earnings of any corporation, substantially all the assets of which have been acquired in any manner by Borrower, realized by such corporation prior to the date of such acquisition; (iv) net earnings of any business entity (other than a Subsidiary) in which Borrower has an ownership interest unless such net earnings shall have actually been received by Borrower in the form of cash distributions;
         (v) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to Borrower; (vi) the earnings of any Person to which any assets of Borrower shall have been sold, transferred or disposed of, or into which Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; and (vii) any gain arising from the acquisition of any Securities of Borrower.

                  Adjusted Tangible Assets - all assets except: (i) any surplus resulting from any write-up of assets subsequent to December 21, 1993;
         (ii) patents, copyrights, trademarks, trade names, non-compete agreements, franchises and other similar intangibles; (iii) good will,
         (iv) Restricted Investments; (v) unamortized debt discount and expense; and (vi) Accounts, notes and other receivables due from Affiliates or employees.

                  Adjusted Tangible Net Worth - at any date means a sum equal to: (i) the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) at which the Adjusted Tangible Assets of a Person would be shown on a balance sheet at such date in accordance with GAAP, less (ii) the amount at which such Person's liabilities (other than capital stock and surplus) would be shown on such balance sheet in accordance with GAAP, and including as liabilities all reserves for contingencies and other potential liabilities.

                  Affiliate  - a Person  (other  than a  Subsidiary  or  Inbrand
         Asia): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower; (ii) which beneficially owns or holds 5% or more of any class of the voting Securities of Borrower; or (iii) 5% or more of the voting Securities (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by Borrower or a Subsidiary of Borrower. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise.

                  Agreement - this Amended and Restated Loan Agreement.

                  Applicable Law - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Other Agreements in question, including, but not limited to, all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and order of governmental bodies; and all orders, judgments and decrees of all courts and arbitrators.

                  Applicable Margin - for each quarterly period, the rate indicated below determined with reference to Borrower's Consolidated Funded Debt/EBITDA Ratio as of the end of the second preceding quarterly period (that is, by way of example, the Applicable Margin during the third quarter of each fiscal year would be determined with reference to the Consolidated Funded Debt/EBITDA Ratio of Borrower as of the end of the first fiscal quarter of such year), reflected in the financial statements of Borrower delivered to the Lender pursuant to
         Section 6.1(J) for such second preceding quarter:

         Applicable                 Applicable
         Margin for                 Margin for
         Libor Loans                Base Rate Loans

         100 Basis Points           -0-              Funded Debt/EBITDA Ratio
                                                     less than 1.0 to 1.0

         150 Basis Points           -0-              Funded Debt/EBITDA Ratio
                                                     equal to or greater than
                                                     1.0 to 1.0 but less than
                                                     2.0 to 1.0

         200 Basis Points           -0-              Funded Debt/EBITDA Ratio
                                                     equal to or greater than
                                                     2.0 to 1.0 but less than
                                                     3.0 to 1.0


         If financial  statements  are not timely  delivered in accordance  with
         Section 6.1(J) and as a result Lender is unable to determine the Consolidated Funded Debt/EBITDA Ratio prior to the beginning of the relevant quarter, the Applicable Margin for such quarter shall be 1% with respect to Base Rate Loans and 300 basis points with respect to LIBOR Loans. For purposes of determining Consolidated EBITDA at any date under this definition Inbrand France's EBITDA shall be calculated in accordance with the Acquisition Factor.

                  Average Monthly Loan Balance - the amount obtained by adding the unpaid balance of Loans owing by Borrower to Lender at the end of each day for each day during the month in question and by dividing such sum by the number of days in such month.

                  Base Rate - the rate of interest announced or quoted by Lender from time to time as its base rate, whether or not Lender actually charges such rate and whether or not such rate is the lowest rate charged by Lender; and if the base rate is discontinued by Lender as a standard, a comparable reference rate designated by Lender as a substitute therefor shall be the Base Rate.

                  Base Rate Loan - each Loan bearing interest based on the Base Rate as provided herein.

                  Borrowing - the incurrence of Loans of a single Type made by Lender on a single date and having, in the case of LIBOR Loans, a single Interest Period (except as otherwise provided in Sections 3.1(D) and (E)) or the continuation or conversion of an existing Borrowing or Borrowings in whole.

                  Board of Governors - the Board of Governors of the Federal Reserve Board of the United States Federal Reserve System.

                  Business Day - any day that is not a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed in Birmingham, Alabama.

                  Capital Expenditures - expenditures made and liabilities incurred for the acquisition (including by way of Capital Leases) of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise.

                  Capital Lease - any lease of Property which in accordance with GAAP would be capitalized on the lessee's balance sheet or for which the amount of the asset or liability thereunder, if so capitalized, should be disclosed in a note to such balance sheet.

                  Chattel Paper - shall have the meaning ascribed to "chattel paper" under the Code.

                  Closing Date - the date on which all of the conditions precedent in Section 7 are satisfied and the initial Revolver Loan is made hereunder.

                  Code - the Uniform Commercial Code as adopted and in force in the State of Georgia.

                  Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

                  Consolidated Subsidiaries - Inbrand Europe, B.V., and Hygieia Healthcare Holdings Limited, and their respective Subsidiaries.

                  Commitment - shall have the meaning  ascribed to it in Section
         2.1 hereof.

                  Controlled Disbursement Account - as to Borrower, the account maintained with Lender for the purpose of disbursing Revolver Loan proceeds pursuant to Section 2.1 hereof.

                  Credit   Facility  -  collectively,   the  credit   facilities
         established by Lender in favor of Borrower pursuant to Section 2 hereof.

                  Current Assets - at any date, the amount at which all of the current assets of Borrower would be properly classified as current assets on a balance sheet at such date in accordance with GAAP.

                  Current Liabilities - at any date, the amount at which all of the current liabilities of Borrower would be properly classified as current liabilities on a balance sheet at such date in accordance with GAAP, excluding, to the extent treated as Current Liabilities under GAAP, the Obligations.

                  Current Ratio - at any date, the ratio of Current Assets to Current Liabilities.

                  Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

                  Default Rate - as defined in Section 3.1 of this Agreement.

                  Document - shall have the meaning ascribed to "document" under the Code.

                  Dollars - and the sign "$" shall refer to currency of the United States of America.

                  Dollar Equivalent - with respect to any monetary amount in any foreign currency at any date for the determination thereof, the amount of Dollars obtained by converting such foreign currency into Dollars at the spot rate for the purchase of Dollars with such foreign currency as quoted by a Lender at approximately 11:00 a.m. (Atlanta, Georgia time) on the date of determination thereof.

                  EBITDA - for any fiscal period of Borrower, an amount equal to Borrower's Adjusted Net Earnings for such fiscal period, plus, to the extent deducted in computing such net income (without duplication) the sum of: (a) Interest Expense, (b) all federal, state, local and foreign income taxes, (c) depreciation and amortization expense, (d) any extraordinary, unusual or non-recurring gains or losses or charges or losses or charges or gains or losses, all as determined in accordance with GAAP.

                  Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to pollution, toxic waste or other environmental matters, including, without limitation, the Comprehensive Environmental Response, Conservation and Recovery Act and the Georgia Hazardous Waste Management Act.

                  Environmental Liens - Liens in favor of a governmental entity arising under or in connection with any Environmental Law.

                  Equipment - all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower or in which Borrower has an interest, whether now owned or hereafter acquired by Borrower and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

                  ERISA - the Employee Retirement Income Security Act of 1974, and all rules and regulations from time to time promulgated thereunder.

                  Eurocurrency Liabilities - shall have the meaning ascribed thereto in Regulation D issued by the Board of Governors.

                  Event of Default - as defined in Section 8.1 of this Agreement.

                  Facility Amount - $35,000,000, as amended from time to time.

                  FASB-52 - Financial Accounting Standards Board Statement No. 52, as in effect at any time, specifying applicable accounting principles with respect to translation of foreign currencies.

                  Fixed Charge Coverage Ratio - shall mean, at any date of determination thereof, the ratio of (a)(i) Adjusted Net Earnings plus depreciation, amortization expense and Interest Expense for the period of four (4) consecutive fiscal quarters ending on such date of determination, plus (ii) all payments made by Borrower in respect to operating leases for such period, to (b) the sum of (i) Interest Expense for such period plus (ii) all payments made on operating leases for such period, plus (iii) regularly scheduled principal payments on Funded Debt due during such period.
                  Funded Debt - shall mean, collectively, (a) the aggregate principal amount of Indebtedness for borrowed money which would, in accordance with GAAP, be classified as long-term debt, together with the current maturities thereof; (b) all Indebtedness outstanding under the Notes, notwithstanding that any such Indebtedness is created within one year of the expiration of such agreement; and (c) all Capital Leases.

                  Funded Debt/EBITDA Ratio - shall mean, at any date of determination thereof, the ratio of Funded Debt to EBITDA.

                  GAAP - generally accepted accounting principles in the United States of America in effect from time to time. The effects of foreign currency translation adjustments shall be made in accordance with FASB-52.

                  General Intangibles - all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including, without limitation, all choses in action, causes of action, corporate or other business records, deposit accounts, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, computer programs, operational manuals, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Accounts by an Account Debtor, all rights to indemnification and all other intangible property of every kind and nature (other than Accounts).

                  Holdings  -  Inbrand  Holdings  Limited,   a  private  company
         organized under the laws of England.

                  Inbrand Asia - Inbrand Asia PTE, a corporation organized under the laws of Singapore, the capital stock of which is owned 40% by Borrower.

                  Inbrand France - Inbrand France S.A., a societe anonyme organized under the laws of France, the capital stock of which is owned 100% by Inbrand Europe B.V.

                  Indebtedness - as applied to a Person means, without duplication (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, capitalized lease obligations, (ii) all obligations of other Persons which such Person has guaranteed and (iii) in the case of Borrower (without duplication), the Obligations.

                  Instrument - shall have the meaning ascribed to "instrument" under the Code.

                  Interest - shall have the  meaning  ascribed  to it in Section
         3.2 of this Agreement.

                  Interest Expense - for any period, total interest expense, whether paid, accrued or capitalized (including the interest component of obligations under Capital Leases), of Borrower, including, but not limited to, all origination and other fees, all amortization of original issue discount and the net amount payable under any interest rate swap, cap or collar or similar agreement between Borrower and any person, all as calculated on a consolidated basis in accordance with GAAP.

                  Interest Period - as defined in Section 3.1(C) hereof.

                  Inventory - all of Borrower's inventory, whether now owned or hereafter acquired by Borrower and wherever located, including, but not limited to, all goods intended for sale or lease by Borrower or to be furnished under contracts of service; all work in process; and all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in Borrower's business.

                  Issuer - SouthTrust Bank of Alabama, National Association, a national banking association.

                  LC Application - a written application to Issuer, in the form approved by Issuer and duly executed by Borrower for the issuance of a Letter of Credit.

                  LC Conditions - the following conditions, the satisfaction of each of which is required before Lender shall be obligated to submit to Issuer any LC Application in connection with a request for the issuance of a Letter of Credit: (i) no Default or Event of Default exists; and
         (ii) after giving effect to the issuance of the requested Letter of Credit and each Letter of Credit for which an LC Application has been executed by Borrower, the LC Obligations would not exceed $7,500,000.

                  LC Documents - any and all agreements, instruments and documents (other than an LC Application) required by Issuer or Lender to be executed by Borrower or any other Person and delivered to Issuer and Lender in connection with the application for or issuance of a Letter of Credit.

                  LC Obligations - on any date of determination thereof, an aggregate Dollar amount equal to (i) all Reimbursement Obligations, plus (ii) the aggregate undrawn amount of all Letters of Credit then outstanding or to be issued by Issuer under an LC Application theretofore submitted to Issuer.

                  LC Request - Borrower's delivery to Lender of a duly executed LC Application for the issuance of a Letter of Credit by Issuer, which LC Application shall specify the identity and address of the intended beneficiary of the requested Letter of Credit, the purpose for issuance of the requested Letter of Credit, the proposed amount and expiry date of the requested Letter of Credit, the conditions to payment under the requested Letter of Credit, whether the requested Letter of Credit may be drawn upon in a single or multiple draws.

                  Letter of Credit - a standby letter of credit at any time issued by Issuer for the account of Borrower.

                  Leverage Ratio - at any date, the ratio of Borrower's total Indebtedness to Adjusted Tangible Net Worth.

                  LIBO Rate - the offered rate (rounded upwards, if necessary, to the next 1/16 of 1%) as determined by Lender for Dollar deposits in an amount approximately equal in principal amount to the LIBOR Loan for which the LIBO Rate is being determined and for a maturity comparable to the Interest Period for which such LIBO Rate will apply which rate appears on Telerate Page 3750 (or, if such Telerate Page 3750 is not available, as published by a comparable service selected by Lender) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

                  LIBOR Loan - each Revolver Loan, Acquisition Loan or Share Repurchase Loan bearing interest based on the Adjusted LIBO Rate as provided herein.

                  Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

                  Loan Account - the loan account established on the books of Lender pursuant to Section 2.7 hereof and in which Lender will record all Loans, payments made on such Loans and other appropriate debits and credits as provided by this Agreement.

                  Loans - all loans and advances made by Lender pursuant to this Agreement, including, without limitation, all Revolver Loans, all Acquisition Loans, all Share Repurchase Loans, all payments made by Lender to a beneficiary under any Letter of Credit and all payments made by Lender to Issuer pursuant to Section 2.5(A)(iii) of this Agreement.

                  Margin Stock - as defined in Regulation U.

                  Material Adverse Effect - the effect of any event or condition which, alone or when taken together with other events or conditions occurring or existing concurrently therewith, (a) has or may be reasonably expected to have a material adverse effect upon the business, operations, Properties, condition (financial or otherwise) or business prospects of Borrower or any Subsidiary, or the industry in which Borrower or any Subsidiary operates; (b) has or may be reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any of the Other Agreements; or (c) materially impairs the ability of Borrower to perform its Obligations under this Agreement, any of the Other Agreements or of Lender to enforce or collect the Obligations in accordance with the Loan Agreement and Applicable Law.

                  Maximum  Rate -  shall  have  the  meaning  ascribed  to it in
         Section 3.2 of this Agreement.

                  Note - the Revolving Credit Note to be executed by Borrower on or about the Closing Date in favor of Lender to evidence the Revolver Loans, the Acquisition Loans, the Share Repurchase Loans and the Reimbursement Obligations, which note shall be in the form of Exhibit A attached hereto.

                  Obligations - all indebtedness, liabilities and obligations owing, arising, due or payable from Borrower to Lender of every kind or nature, whether absolute or contingent, due or to become due, joint or several, liquidated or unliquidated, matured or unmatured, primary or secondary, now existing or hereafter incurred, purchase money or nonpurchase money, or arising under this Agreement, any of the Other Agreements or otherwise, and regardless of the form or purpose of such indebtedness, liabilities or obligations, including, without limitation, all liabilities of Borrower to Lender under any indemnity, reimbursement, letter of credit, guaranty, deposit or other agreement heretofore or hereafter executed by Borrower with or in favor of Lender and all overdrafts. The term includes, without limitation, all interest, charges, expenses, attorneys' fees and other sums chargeable to Borrower under this Agreement or any of the Other Agreements and all obligations Borrower may have (under contract or Applicable Law) to reimburse Lender in connection with any letter of credit or guaranty issued by Lender for Borrower's benefit.

                  Original Term - as defined in Section 2.2 of this Agreement.

                  Other Agreements - any and all agreements, instruments and documents heretofore, now or hereafter executed by Borrower in favor of or delivered to Lender in respect to the transactions contemplated by this Agreement, including, without limitation, the Note.

                  Overadvance - as defined in Section 2.1 hereof.

                  Overadvance Condition - at any date, a condition such that the principal amount of the Revolver Loans, Acquisition Loans, Share Repurchase Loans and LC Obligations outstanding on such date exceeds the Commitment on such date.

                  Participating Lender - shall mean each Person who shall be granted the right by Lender to participate in any of the Loans described in this Agreement and who shall have entered into a participation agreement in form and substance satisfactory to Lender.

                  Permitted Liens - any Lien of a kind specified in subparagraphs (i) through (xii) of Section 6.2(E) of this Agreement.

                  Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of Borrower incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other Obligations of Borrower at the time outstanding does not exceed $1,000,000 for any fiscal year of Borrower. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of Capital Leases shall be computed as a Capital Lease obligation.

                  Person  -  an  individual,  partnership,   corporation,  joint
         venture, joint stock company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

                  Plan - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

                  Prohibited Transaction - any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

                  Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                  Purchase Money Lien - a Lien upon fixed assets granted by Borrower to secure Indebtedness incurred by Borrower to purchase such fixed assets.

                  Qualified Acquisition Purposes - with respect to any proposed acquisition candidate ("Target"), the Target shall be in the same or similar businesses to those currently engaged in by Borrower.

                  Regulation U - Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

                  Reimbursement   Obligations   -   all   unpaid   reimbursement
         obligations owing by Borrower to Issuer in connection with Issuer's honor of payment under any Letter of Credit.

                  Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

                  Restricted  Investment-shall  mean any  investment  except:(A)
          investments, loans and advances by Borrower or any Subsidiary in and to Borrower or any Subsidiary, including any investment in a Person which, after giving affect to such investment, will become a subsidiary and guaranties of obligations of Borrower or any Subsidiary; (B) investments in Property used or useful in the business of Borrower or any subsidiary; (C) investments in commercial paper maturing in 270 days or less from the date of issuance which at the time of acquisition by Borrower or any Subsidiary is rated A1 or better by Standard & Poor's Corporation or P1 or better by Moody's Investors Services, Inc.; (D) investments in direct obligations of the United States of America, or any agency thereof which represents the full faith and credit of the United States of America, maturing in twelve (12) months or less from the date of acquisition thereof, and repurchase agreement arrangements for any such obligations, in either case, entered into with any bank meeting the requirements of paragraph
          (E) of  this  definition  or  with  Salomon  Brothers  Inc.  or  other recognized substantial brokers; (E) investments, deposits, certificates of deposit or bankers' acceptances maturing within one
          (1) year from the date of origin, issued by a bank or trust company organized under the laws of the United States of America or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000; (F) short-term deposits with the maturity of 180 days or less with commercial banks having capital, surplus and undivided profits of not less than $100,000,000; provided, however, that the aggregate outstanding amount of such deposit shall not exceed $300,000 in the aggregate or $100,000 at any time in any one bank (except for the cash management account at NationsBank, N.A., the balance of which shall not exceed $1,000,000 at any time); (G) investments in obligations of any state of the United States or political subdivision thereof or in any preferred stock of any corporation organized under the laws of any state of the United States of America which is subject to a remarketing undertaking at intervals not exceeding 180 days issued by any substantial broker and which, in either the case of municipal obligations or preferred stock, is rated A+ or A1 or better by Standard & Poor's Corporation; and (H) other investments not defined herein which are related to Borrower's existing lines of business and which in the aggregate do not exceed $1,000,000.

                  Revolver  Loan - a loan made by Lender as  provided in Section
          2.1 of this Agreement.

                  Security - shall have the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

                  Shares - the common, voting stock of Borrower.

                  Share Repurchase Loans - as defined in Section 2.4 hereof.

                  Share Repurchase Loan Funding Conditions - shall mean each of the following:

                           (a) no Default or Event of Default shall exist;

                           (b) the requested Share  Repurchase Loan shall be for
                  the sole purpose of acquiring Shares from Persons who are not officers or directors of Borrower or Persons related by blood or marriage to such officers or directors;

                           (c) the proposed Share  repurchase  shall comply with
                  all Applicable Laws, including without limitation, all federal and state securities laws, and Borrower shall have made or issued all applicable filings, registrations statements, notices and other disclosure documents in connection with such repurchase;

                           (d)  after  giving  effect  to  the  proposed   Share
                  repurchase, not more than 30% of the value of the assets of Borrower shall consist of Margin Stock; and

                           (e) the  making of any Share  Repurchase  Loan or the
                  use of the proceeds thereof would violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, or Lender, in its sole discretion, determines that the proceeds of a Share Repurchase Loan will be used by Borrower to purchase or carry any Margin Stock in violation of Regulation U or to extend credit for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U.

                  Solvent - as to any Person, such Person (i) owns Property the fair value of which is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) owns Property the present fair salable value of which is greater than the amount that will be required to pay the probable liability of such Person on its existing Indebtedness as such becomes absolute and matured, (iii) is able to pay all of its Indebtedness as such Indebtedness matures, and (iv) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

                  Statutory Reserves - on any date, the percentage (expressed as a decimal) established by the Board of Governors or any other banking authority which is the then stated maximum rate for all reserves (including, but not limited to, any emergency, supplemental or other marginal reserve requirements) applicable to any member bank of the Federal Reserve System in respect to Eurocurrency Liabilities (or any successor category of liabilities under Regulation D issued by the Board of Governors, as in effect from time to time). Such reserve percentage shall include, without limitation, those imposed pursuant to said Regulation D. The Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in such percentage.

                  Subordinated Debt - Indebtedness of Borrower that is expressly subordinated to the Obligations.

                  Subsidiary - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the voting Securities at the time of determination.

                  Type - a LIBOR Loan or a Base Rate Loan.

                  1.2.  Accounting  and Other Terms.  All  accounting  terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in preparation of the financial statements referred to in Section 6.1(J), and all financial data pursuant to the Agreement shall be prepared in accordance with such principles consistently applied. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

                  1.3.  Certain  Matters of  Construction.  The terms  "herein,"
"hereof"  and  "hereunder"  and  other  words of  similar  import  refer to this
Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to -statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to this Agreement and any of the Other Agreements, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

SECTION 2         CREDIT FACILITIES

                  2.1. Revolver Facility. (A) For so long as no Default or Event of Default exists and during the period from the date hereof through the day before the last day of the Original Term, Lender shall make Revolver Loans to Borrower from time to time, up to a maximum principal amount at any time outstanding equal to $35,000,000, minus, on any date of determination, (i) the outstanding principal balance of the Acquisition Loans, (ii) the outstanding principal balance of the Share Repurchase Loans and (iii) the amount of the LC Obligations (the "Commitment"). If the unpaid balance of the Loans should exceed the Commitment, such Loans shall nevertheless constitute Obligations that are entitled to all of the benefits thereof. The presentation by a Borrower for payment by Lender of any check or other item of payment drawn on the Controlled Disbursement Account shall also be deemed irrevocably to be a request for a Loan under Section 2.1 hereof in the amount of such check or other item of payment. Insofar as Borrower may request and Lender may be willing in its discretion to make Revolver Loans to Borrower at a time when the unpaid balance of Loans exceeds, or would exceed with the making of any such Revolver Loan, the Commitment (any such Revolver Loan or Revolver Loans being herein referred to individually as an "Overadvance" and collectively as "Overadvances"), Lender shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be repaid on demand. The Revolver Loans shall be used solely for Borrower's working capital needs to the extent not inconsistent with the provisions of this Agreement. All Revolver Loans shall be evidenced by the Note and shall bear interest pursuant to Section 3 hereof.

         (B) If Borrower shall dispose of any fixed assets (including any real estate, machinery, plants or equipment), Borrower shall pay to Lender, as a mandatory prepayment of the Revolver Loans, if any are then outstanding, an amount equal to the proceeds of such sale (net of reasonable fees and expenses) realized by Borrower from any such sale.

                 2.2.      Termination of Credit Facility.

     (A) Subject to Lender's right to cease making Loans to Borrower at any time upon or after the occurrence of a Default or an Event of Default, the Credit Facility shall be in effect for a period commencing on the date hereof and ending on September 30, 1999 (the "Original Term").

     (B) Upon at least thirty (30) days prior written notice to Lender, Borrower may, at its option, terminate the Credit Facility. If termination by Borrower is to be effective on any day other than the last day of the Original Term, then at the effective date of any such termination, Borrower shall pay to Lender (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents, including prepayment premiums or penalties under any promissory note from Borrower to Lender), as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to one percent (1.0%) of the highest Average Monthly Loan Balance for the three (3) months immediately preceeding the Borrower's notive of termination if termination occurs during the first twelve-month period of the Original Term (October 1, 1996 through September 30,
1997); three quarters of one percent (.75%) of the highest Average Monthly Loan Balance for the three (3) months immediately preceeding the Borrower's notive of termination if termination occurs during the second twelve-month period of the Original Term (October 1, 1997 through September 30, 1998); and one half of one percent (.50%) of the highest Average Monthly Loan Balance for the three (3) months immediately preceeding the Borrower's notice of termination if termination occurs during the third twelve-month period of the Original Term (October 1, 1998 through September 30, 1999). Notwithstanding the foregoing, Borrower shall have no obligation to pay the liquidated damages described above if the funds used by Borrower to repay the Obligations then outstanding are derived solely from Borrower's internally generated cash flow from normal business operations or from a private or public offering of the capital stock of Borrower.

     (C) Lender may immediately terminate the Credit Facility, without notice to Borrower, upon or after the occurrence of an Event of Default.

     (D) Upon the effective date of any termination of the Credit Facility, all of the Obligations shall be forthwith due and payable and Lender may discontinue making further Loans to Borrower. No termination (regardless of cause or procedure) of the Credit Facility shall in any way affect or impair the powers, obligations, duties, rights, and liabilities of Borrower or Lender in any way relating to (i) any transaction or event occurring prior to such termination or cancellation or (ii) any of the undertakings, agreements, covenants, warranties or representations of Borrower contained in this Agreement or any of the Other Agreements. All such undertakings, agreements, covenants, warranties and representations shall survive such termination, and Lender shall retain all of its rights and remedies under this Agreement and the Other Agreements notwithstanding such termination or cancellation until all of the Obligations have been paid in full, in immediately available funds.

                  2.3.      Acquisition Loan Facility.

                           (A) Acquisition Loans.  Lender agrees, for so long as
         the Acquisition Loan Funding Conditions have been satisfied in form and substance satisfactory to Lender, to make Acquisition Loans to Borrower from time to time, as requested by Borrower, up to a maximum principal amount at any time outstanding equal to $20,000,000 in the aggregate. The proceeds of the Acquisition Loans shall be used solely for
         Qualified Acquisition Purposes. At any time when the Obligations hereunder are secured by any Property of Borrower, assets located outside of the United States shall not be included in any loans-to-collateral ratios as may be then applicable under the Loan Agreement. All Acquisition Loans shall be evidenced by the Note and shall bear interest pursuant to Section 3 hereof.

                           (B) Method of Borrowing Acquisition Loans. Whenever Borrower desires to make a Borrowing under this Section 2.3, Borrower shall give Lender prior written notice (or telephonic notice promptly confirmed in writing) of such Borrowing (a "Notice of Acquisition Borrowing"). Such Notice of Acquisition Borrowing shall be given prior to 11:00 a.m. (Atlanta, Georgia time) at Lender's main office in Atlanta, Georgia twenty (20) Business Days prior to the requested date of such Borrowing and shall specify in writing, in detail reasonably acceptable to Lender, (i) the amount of such requested Loan, (ii) the manner and method of Borrower's satisfaction of each of the Acquisition Loan Funding Conditions, and (iii) the Qualified Acquisition Purpose for the requested Acquisition Loan.

                           2.4.      Share Repurchase Loan Facility.

                           (A) Share Repurchase Loans. Lender agrees, for so long as the Share Repurchase Loan Funding Conditions have been satisfied in form and substance satisfactory to Lender, to make Share Repurchase Loans to Borrower from time to time, as requested by Borrower, up to a maximum principal amount at any time outstanding equal to $10,000,000 in the aggregate. The proceeds of the Share Repurchase Loans shall be used solely for the repurchase of Shares. All Share Repurchase Loans shall be evidenced by the Note and shall bear interest pursuant to Section 3 hereof.

                           (B) Method of Borrowing Share Repurchase Loans. Whenever Borrower desires to make a Borrowing under this Section 2.4, Borrower shall give Lender prior written notice (or telephonic notice promptly confirmed in writing) of such Borrowing (a "Notice of Share Repurchase Borrowing"). Such Notice of Share Repurchase Borrowing shall be given prior to 11:00 a.m. (Atlanta, Georgia time) at Lender's main office in Atlanta, Georgia three (3) Business Days prior to the requested date of such Borrowing and shall specify in writing, in detail reasonably acceptable to Lender, (i) the amount of such requested Loan, and (ii) a certificate in the form of Exhibit "E" attached hereto indicating the manner and method of Borrower's satisfaction of each of the Share Repurchase Loan Funding Conditions.

                           (C) Mandatory Prepayments. If Borrower subsequently resells any of the Shares repurchased with the proceeds of a Share Repurchase Loan or makes a public or private offering of any Shares after the date hereof, Borrower shall pay to Lender as a mandatory prepayment of the Share Repurchase Loans, if any are then outstanding, an amount equal to the proceeds (net of reasonable commissions, fees and other expenses of Borrower directly related to any such Share resale or offering) realized by Borrower from any such Share resale or offering.

                  2.5.       Letter of Credit Facility.

                  (A) Letters of Credit. Lender agrees, during the term of this Agreement and for so long as no Default or Event of Default exists, to endeavor to procure from Issuer one or more Letters of Credit on Borrower's request therefor, subject to the following terms and conditions:

                           (i) Borrower acknowledges that Issuer's willingness to issue any Letter of Credit is conditioned upon Issuer's receipt of
         (A) an LC Application remitted by Lender to Issuer with respect to the requested Letter of Credit and (B) such other instruments and agreements as Issuer may customarily require for the issuance of a letter of credit of equivalent type and amount as the requested Letter of Credit. Lender shall have no obligation to execute any LC Guaranty or to join with Borrower in executing an LC Application unless (x) Lender receives from Borrower, at least 3 Business Days prior to the date on which Borrower desires to submit such LC Application to Issuer, an LC Request, and (y) each of the LC Conditions is satisfied on the date of Lender's receipt of the LC Request.

                           (ii) In no event shall Lender have any liability or obligation to Borrower for any failure or refusal by Issuer to issue, for Issuer's delay in issuing, or for any error of Issuer in issuing any Letter of Credit.

                           (iii) Borrower shall comply with all of the terms and conditions imposed on Borrower by Issuer, whether such terms and conditions are contained in an LC Application or in any agreement with respect thereto, and subject to the rights of Issuer, Lender shall have the same rights and remedies that Issuer has under any agreements that Borrower may have with Issuer in addition to any rights and remedies contained in any of the Loan Documents. Borrower hereby irrevocably authorizes Lender to charge to Borrower as an additional Revolver Loan under Section 2.1 hereof, for application to the Reimbursement Obligations owing to Issuer, the Dollar Equivalent of the amount of any draw under any Letter of Credit immediately upon demand (whether by Issuer or Lender) plus all other liabilities and obligations payable to Issuer under or in connection with any Letter of Credit, irrespective of any claim, setoff, defense or other right that Borrower may have at any time against Issuer, Lender or any other Person, in each case together with interest from and after the date of Issuer's payment under such Letter of Credit until payment in full is made by Borrower at a variable rate per annum in effect from time to time hereunder for Revolver Loans constituting Base Rate Advances.

                           (iv) Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary thereof. The obligation of Borrower to reimburse Issuer for any payment made by Issuer under a Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit, the existence of any claim, setoff, defense or other right which Borrower may have at any time against a beneficiary of any Letter of Credit, or untimely or improper honor by Issuer of any draw request under a Letter of Credit. Without limiting the generality of the foregoing, if presentation of a demand, draft or certificate or other document does not comply with the terms of a Letter of Credit and Borrower contends that, as a consequence of such noncompliance it has no obligation to reimburse Issuer for any payment made with respect thereto, Borrower shall nevertheless be obligated to reimburse Lender for any payment made to Issuer under clause (iii) with respect to such Letter of Credit, but without waiving any claim Borrower may have against Issuer in connection therewith.

                           (v) If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding (i) at any time that an Event of Default exists, or (ii) on the effective date of termination of this Agreement, then Borrower shall, upon demand, forthwith deposit with Lender, in cash, an amount equal to the maximum aggregate amount of all LC Obligations then outstanding. If Borrower fails to make such deposit on Lender's demand therefor, Lender may advance such amount as a Revolver Loan. Such cash (together with any interest accrued thereon) shall be held by Lender in a Cash Collateral Account and may be invested, in Lender's discretion, in Cash Equivalents. Borrower hereby pledges, and grants to Lender a security interest in, all of Borrower's right, title and interest in the Cash Collateral Account and all Cash Collateral held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of the LC Obligations, whether or not then due or payable. From time to time after cash is deposited in the Cash Collateral Account, Lender may apply any Cash Collateral then held in the Cash Collateral Account to the payment of any amounts, in such order as Lender may elect, as shall be or shall become due and payable by Borrower to Lender with respect to the Obligations which may then be outstanding. Neither Borrower nor any other Person claiming by, through or under or on behalf of Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account, including any accrued interest, provided that upon termination of all Letters of Credit and the payment and satisfaction in full of the LC Obligations, any Cash Collateral remaining in the Cash Collateral Account shall be returned to Borrower unless an Event of Default then exists (in which event Lender may apply such funds to the payment of any other Obligations outstanding).

                           (vi) No Letter of Credit shall be extended or amended in any respect that is not solely ministerial, unless all of the LC Conditions are met as though a new Letter of Credit were being requested and issued.

                           (vii) In addition to and without limiting any other right or remedy of Lender contained in this Agreement or in any of the other Loan Documents, Lender shall be fully subrogated to the rights and remedies of Issuer under any agreement made between Borrower and Issuer, including each LC Application, relating to the issuance of any Letter of Credit, each such agreement being incorporated herein by reference, and Lender shall be entitled to exercise all such rights and remedies thereunder and under Applicable Law in such regard as fully as if it were Issuer. If any Letter of Credit is drawn upon to discharge any obligation of Borrower to the beneficiary of such Letter of Credit, in whole or in part, Lender shall be fully subrogated to the rights of such beneficiary with respect to the obligation of Borrower to such beneficiary discharged with the proceeds of such Letter of Credit.

                  (B) Indemnification. In addition to any other indemnity which Borrower may have to Issuer or Lender under this Agreement, any of the other Loan Documents any of the LC Documents, and without limiting such other indemnification provisions, Borrower hereby agrees to indemnify Issuer and Lender from and to defend and hold Issuer and Lender harmless against any and all claims that Issuer or Lender may (other than as the result of its own gross negligence or willful misconduct) incur or be subject to as a consequence, directly or indirectly, of (i) the issuance of, payment or failure to pay or any performance or failure to perform under any Letter of Credit or (ii) any suit, investigation or proceeding as to which Issuer or Lender is or may become a party to as a consequence, directly or indirectly, of the issuance of any Letter of Credit or the payment or failure to pay thereunder. This indemnity shall survive payment in full of the Obligations and termination of this Agreement.

                  (C) Letter of Credit Fees. In addition to Issuer's customary administrative fees, Borrower shall pay to Lender an issuance fee equal to 1.0% per annum of the face amount of each Letter of Credit issued from time to time during the term of this Agreement, which fee shall be due and payable upon the issuance of a Letter of Credit, and an additional fee equal to 1.0% per annum of the face amount of such Letter of Credit payable upon each renewal or extension thereof, all of which fees and charges shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

                  2.6. All Loans to Constitute One Obligation. All Loans shall constitute one general obligation of Borrower.

                  2.7. Loan Account. Lender shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower on Loans, and may record therein, in accordance with customary accounting practice, all charges and expenses properly chargeable to Borrower hereunder.

SECTION 3        INTEREST AND REPAYMENT

                  3.1.      Interest, Fees and Charges.

                           (A) Interest Rates on Loans. Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration, or otherwise) at a variable rate per annum equal to the sum of the Base Rate or Adjusted LIBO Rate, as the case may be, plus the Applicable Margin. Borrower shall give Lender prior written notice at least two (2) Business Days' prior to the first day of each month hereafter (or telephonic notice promptly confirmed in writing) of its election to convert or continue the Loans then outstanding and all Borrowings to be made thereafter during such month as either Base Rate Loans or as LIBOR Loans. Any such election shall be irrevocable with respect to the following month and shall apply to all Loans. Borrower shall not be entitled to elect different interest rates for any portion of the Loans. Such notice (a "Notice of Conversion/Continuation") shall be given prior to 11:00 a.m. (Atlanta, Georgia time) on the date specified. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify whether the Loans during the immediately following month are to be Base Rate Loans or LIBOR Loans. If Borrower shall have failed, or pursuant to the following sentence be unable, to deliver the Notice of Conversion/Continuation, Borrower shall be deemed to have elected to convert or continue, as the case may be, all Loans as Base Rate Loans for the following month. So long as any Default or Event of Default shall have occurred and be continuing, no Borrowing may be converted into or continued as a LIBOR Loan.

                  Interest on each Loan shall accrue from and including the date of such Loan to, but excluding the date of any repayment thereof; provided, however, that, if a Loan is repaid on the same day made, one day's interest shall be paid on such Loan. Interest on all outstanding Loans shall be calculated on a daily basis commencing on the date of such Loan, and shall be payable monthly, in arrears, on the first day of each month. Interest accrued on the outstanding principal amount of the Loans that are LIBOR Loans shall be paid, in arrears, on the first day of each month and on the last day of the applicable Interest Period. The rate of interest applicable to Base Rate Loans shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the base rate becomes effective. The rate of interest applicable to LIBOR Loans on the first day of any month shall be the rate of interest for the balance of such month. Interest accrued on Loans or other monetary obligations arising under this Agreement or any of the other Loan Documents after the date such amount is due and payable (whether due at stated maturity, upon acceleration or otherwise) shall be payable on demand. Lender, upon determining the Adjusted LIBO Rate for any period hereunder, shall promptly notify Borrower by telephone (confirmed in writing) or in writing. Such determination shall, absent manifest error, be final, conclusive and binding on all parties and for all purposes. Borrower hereby irrevocably authorizes Lender, in Lender's sole discretion, to advance to Borrower, and to charge to Borrower for its account hereunder as a Revolver Loan, a sum sufficient each month to pay all interest accrued on the Obligations during the month then ending. The rate of interest in effect hereunder for Base Rate Loans as of the date hereof expressed in simple interest terms, is 8.25% per annum, based upon a Base Rate in effect as of the date hereof of 8.25%. The rate of interest in effect hereunder for LIBOR Loans as of the date hereof expressed in simple interest terms, is 6.94% per annum, based upon a Adjusted LIBO Rate in effect as of the date hereof of 5.44%. Interest shall be computed on the actual number of days elapsed over a year of 360 days. Borrower acknowledges that the calculation of interest on the basis of a 360-day year, as opposed to a year of 365 days, results in a higher effective rate of interest hereunder.

                           (B) Default Rate of Interest. Upon and after the occurrence of an Event of Default, the principal amount of the Obligations shall automatically (without notice to or demand upon Borrower) bear interest, calculated daily (computed on the actual days elapsed over a year of 360 days), at a fluctuating rate per annum equal to two percent (2%) above the Base Rate (the "Default Rate"). Borrower acknowledges that the cost and expense to Lender attendant upon the occurrence of an Event of Default are difficult to ascertain or estimate and that the Default Rate is a fair and reasonable estimate to compensate Lender for such added cost and expense.

                           (C) Interest Period. In connection with the making or continuation of, or conversion into, each LIBOR Loan, the interest period ("Interest Period") to be applicable to each such LIBOR Loan, shall be one (1) month; provided, however, that:

                                    (i) if any Interest  Period would  otherwise
                  expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of LIBOR Loans (other than LIBOR Loans made pursuant to Section 3.1(D) hereof) would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                               (ii) any  Interest  Period  in  respect  of LIBOR
                  Loans which begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall expire on the last Business Day of such calendar month;

                               (iii) the Interest  Period for a LIBOR Loan which
                  is converted pursuant to Section 3.1(D) hereof shall commence on the date of such conversion and shall expire on the date of which the Interest Periods for the LIBOR Loans which were not converted expire; and

                                    (iv) no Interest  Period shall extend beyond
                  the  termination   date  specified  in  Section  2.2  of  this
                  Agreement.

                           (D) Interest Rate Not Ascertainable. If Lender shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that on any date for determining the Adjusted LIBO Rate for any Interest Period, by reason of any changes rising after the date of this Agreement affecting the interbank Eurodollar market or Lender's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBO Rate, then, and in any such event, Lender shall forthwith give notice (by telephone confirmed in writing) to Borrower of such determination. Until Lender notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist, the obligation of Lender to make or commit portions of the Loans to remain outstanding as LIBOR Loans shall be suspended, and such affected Loans shall bear the interest rates applicable to Base Rate Loans.

                           (E) Illegality. If Lender shall have determined (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) at any time that the making or continuance of any LIBOR Loan has become unlawful by compliance by Lender, in good faith, with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, Lender shall give prompt notice (by telephone confirmed in writing) to Borrower of such determination. Upon the giving of the aforesaid notice to Borrower, (i) Borrower's right to request and Lender's obligation to make LIBOR Loans or convert Loans to LIBOR Loans shall be immediately suspended, and Lender shall make a Loan as part of any requested Borrowing of LIBOR Loans as a Base Rate Loan (which Base Rate Loan shall, for all other purposes, be considered part of such Borrowing), and (ii) if the affected LIBOR Loan or Loans are then outstanding, Lender shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one Business Day's written notice to Borrower, convert each such LIBOR Loan into a Base Rate Loan.

                           (F) Indemnification of Lender. Borrower shall compensate Lender, upon Lender's written request (which request shall set forth the basis for requesting such amounts and which request shall, absent manifest error, be final, conclusive and binding), for all losses, expenses and liabilities (including, without limitation, any interest paid by Lender to lenders of funds borrowed by Lender to make or carry LIBOR Loans to the extent not recovered by Lender in connection with the re-employment of such funds and including losses of anticipated profits), which Lender may sustain: (i) if for any reason (other than a default by Lender) a Borrowing of, or conversion to or continuation of, LIBOR Loans does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/ Continuation (whether or not withdrawn), or (ii) if, for any reason, Borrower defaults in its obligation to repay LIBOR Loans when required by the terms of this Agreement.

                           (G) Increased Cost. If, by reason of (y) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or
         (z) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

                                    (i) Lender shall be subject to any tax, duty
                  or other charge with respect to its LIBOR Loan or its obligation to make LIBOR Loans, or shall be subject to any change in the basis of taxation of payments to Lender of the principal of or interest on its LIBOR Loans or its obligation to make LIBOR Loans (except for changes in the rate of tax on the overall net income of Lender imposed by the jurisdiction in which Lender's principal executive office is located); or

                                    (ii)   any   reserve   (including,   without
                  limitation, any imposed by the Board of Governors), special deposits of similar requirement against assets of, deposits or with or for the account of, or credit extended by, Lender shall be imposed or deemed applicable or any other condition affecting its LIBOR Loans or its obligation to make LIBOR Loans shall be imposed on Lender or the interbank Eurodollar market;

                  and as a result thereof there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining LIBOR Loans (except to the extent already included in the determination of the applicable LIBO Rate for LIBOR Loans), or there shall be a reduction in the amount received or receivable by Lender, then Borrower shall from time to time, upon written notice from and demand by Lender, pay to Lender, within five (5) Business Days after the date specified in such notice and demand, additional amount sufficient to indemnify Lender against such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by Lender, shall, except for manifest error, be final, conclusive and binding for all purposes. If Lender shall determine at any time, because of the circumstances described hereinabove in this Paragraph (E) of this Section 3.1, or any other circumstances arising after the date of this Agreement affecting Lender or the interbank Eurodollar market or Lender's position in such market, the LIBO Rate, as determined by Lender, will not adequately and fairly reflect the cost to Lender of funding its LIBOR Loans, then, and in any such event:

                                    (i)     the  Lender  shall   forthwith
                  give  notice  (by   telephone confirmed in writing) to
                  Borrower of such determination;

                                    (ii)   Borrower's   right  to  request   and
                  Lender's obligation to make or permit Loans to remain outstanding as LIBOR Loans shall be immediately suspended; and

                               (iii) Lender shall make a Loan as part of the requested Borrowing of LIBOR Loans as a Base Rate Loan, which Base Rate Loan shall, for all purposes, be considered part of such Borrowing.

                           (H) Maximum Interest. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Note and charged or collected pursuant to the terms of this Agreement or the Note exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and Lender shall promptly refund to Borrower any interest received by Lender in excess of the maximum lawful rate or, if so requested by Borrower, shall apply such excess to the principal balance of the Obligations. It is the intent hereof that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under Applicable Law.

     3.2. Payments. All payments shall be made by Borrower in U.S. currency and without any defense, offset or counterclaim of any kind. The Obligations shall be paid as follows:

     (A) Principal, payable on account of the Loans, shall be payable by Borrower to Lender immediately upon the earliest of (i) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Revolver Loans, or (ii) termination of the Credit Facility pursuant to Section 2.2 hereof; provided, however, that if an Overadvance Condition shall exist, Borrower shall, on demand, repay the Loans in an amount sufficient to eliminate such Overadvance Condition;

     (B) Interest accrued on the principal amount of the Loans shall be due on the earliest of (i) the first day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations or (iii) termination of the Credit Facility pursuant to Section 2.2 hereof; provided, however, that Borrower hereby irrevocably authorizes Lender, in Lender's sole discretion, to advance to Borrower, and to charge to the Loan Account hereunder as a Revolver Loan, a sum sufficient each month to pay all interest accrued on the Obligations during the immediately preceding month; and

     (C) The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Lender as and when provided in this Agreement or the Other Agreements, or on demand, whichever is earlier.

                  3.3. Closing Fee. Borrower shall pay to Lender an closing fee of $43,750, which shall be deemed fully earned at the closing of the transactions contemplated hereby, shall be paid concurrently with the initial Revolver Loan hereunder and shall not be subject to rebate except as may be required by Applicable Law. Such fee shall compensate Lender for the costs associated with the origination, structuring, processing, approving and closing of the transactions contemplated by this Agreement, including, but not limited to, administrative, out-of-pocket, general overhead and lost opportunity costs, but not including any expenses for which Borrower has agreed to reimburse Lender pursuant to any other provisions of this Agreement or any of the other Loan Documents, such as, by way of example, legal fees and expenses.

                  3.4. Unused Line Fee. Borrower shall pay to Lender, a fee ("Unused Line Fee") for each fiscal quarter of Borrower in which the Average Loan Balance during such fiscal quarter is less than $10,000,000, with such fee to be in an amount equal to (i) the Facility Amount in effect as of the first day of each such fiscal quarter, less (ii) the Average Loan Balance during such fiscal quarter (the result being hereafter referred to as "Unused Facility"), multiplied by (iii) one sixteenth of one percent (.0625%) per annum of the amount of Unused Facility, such fees to be calculated on the basis of a 360-day year for the actual number days elapsed and to be payable quarterly, in arrears, on the first day of each month commencing on January 1, 1997.

                  3.5. Application of Payments and Collections. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations, in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records.

                  3.6. Statements of Account. Lender will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such account rendered by Lender shall be deemed final, binding and conclusive upon Borrower unless Lender is notified by Borrower in writing to the contrary within thirty (30) days after the date each account is mailed to Borrower. Such notice shall only be deemed an objection to those items specifically objected to therein.

SECTION 4    PROPERTY OF BORROWER

                  4.1. Insurance of Borrower's Property. Borrower agrees to maintain and pay for insurance upon all of its Properties wherever located, in storage or in transit in vehicles, including goods evidenced by documents, covering casualty, hazard, public liability and such other risks and in such amounts and with such insurance companies as shall be reasonably satisfactory to Lender. Borrower shall deliver copies of such policies to Lender. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever. If Borrower fails to provide and pay for such insurance, Lender may, at Borrower's expense, procure the same, but shall not be required to do so. Borrower agrees to deliver to Lender, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. In addition to the insurance required herein with respect to Borrower's Properties, Borrower shall maintain, with financially sound and reputable insurers, insurance with respect to its business against such casualties and contingencies of such type (including product liability, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as is customary in the business or as otherwise required by Lender.

     4.2. Protection of Borrower's Property. Borrower shall pay and discharge when due all claims to and levies and charges upon any of its Properties.

SECTION 5    REPRESENTATIONS AND WARRANTIES

     5.1. General Representations and Warranties. To induce Lender to enter into this Agreement and to make advances hereunder, Borrower represents, warrants and covenants to Lender as follows:

     (A) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia; has duly qualified and is authorized to do business and is in good standing as a foreign corporation in all states and jurisdictions where the character of its Properties or the nature of its activities make such qualification necessary; and does not use any corporate, fictitious or trade names.

     (B) Borrower has the power and is duly authorized to enter into, deliver and perform this Agreement and each of the Other Agreements to which it is a party, and this Agreement is, and each of the Other Agreements when delivered under this Agreement will be, a legal, valid and binding obligation of Borrower enforceable against it in accordance with their respective terms.

     (C) Borrower is not engaged principally, or as one of its important activities, in the business of purchasing or carrying "margin stock" (within the meaning of Regulation G or U of the Board of Governors), and no part of the proceeds of any Loans to Borrower will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or he used for any purpose which violates or is inconsistent with the provisions of Regulation X of the Board of Governors.

     (D) Borrower has all governmental consents, approvals, authorizations, permits, certificates, inspections, and franchises necessary to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it.

     (E) Borrower owns, possesses or has applied for registration of all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict with the rights of others.

     (F) There are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or affecting Borrower or any of its Properties in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting the Properties or condition (financial or otherwise) of Borrower or the ability of Borrower to perform this Agreement.

     (G) Borrower has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of its other Property, in each case, free and clear of all Liens except Permitted Liens.

     (H) The Consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of June 29, 1996, and the related Consolidated statements of income, Consolidated stockholder's equity, and Consolidated cash flows for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly the financial positions of Borrower and its Consolidated Subsidiaries at such dates and the results of Borrower's operations for such periods. Since June 29, 1996, there has been no material adverse change in the condition, financial or otherwise, of Borrower and its Consolidated Subsidiaries as shown on the Consolidated balance sheet as of such date and no change in the aggregate value of Property owned by Borrower or such Consolidated Subsidiaries, except as to (i) changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse, and (ii) changes occurring as a result of Borrower's acquisition of the JTH Group as of July 31, 1996.

     (I) There is no fact which Borrower has failed to disclose to Lender in writing which materially affects adversely or, so far as Borrower can now foresee, will materially affect adversely the Properties, business, prospects, profits, or condition (financial or otherwise) of Borrower or the ability of Borrower to perform this Agreement.

     (J) Borrower has not received any notice to the effect that it is not in full compliance with any of the requirements of ERISA and the regulations promulgated thereunder. No fact or situation, including, but not limited to, any Reportable Event, or Prohibited Transaction exists in connection with any Plan.

     (K) Borrower has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees and other government charges that are due and payable.

     (L) Borrower has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all Applicable Laws, including, without limitation, all Environmental Laws.

     (M) No Default or Event of Default exists or will exist or result from the execution and delivery of this Agreement or Borrower's performance hereunder.

     (N) There are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.
                  5.2. Reaffirmation and Survival of Representations. Each request for a Revolver Loan made by Borrower pursuant to this Agreement or any of the Other Agreements shall constitute (i) an automatic representation and warranty by Borrower to Lender that there does not then exist any Default or Event of Default and (ii) a reaffirmation as of the date of said request of all of the representations and warranties of Borrower contained in this Agreement and the Other Agreements. Borrower covenants, warrants and represents to Lender that all representations and warranties of Borrower contained in this Agreement or any of the Other Agreements shall be true at the time of Borrower's execution of this Agreement and the Other Agreements, and shall survive the execution, delivery and acceptance thereof by Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 6    COVENANTS AND CONTINUING AGREEMENTS

     6.1. Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

     (A) Pay and discharge all taxes, assessments and governmental charges upon it, its income and Properties as and when such taxes, assessments and charges are due and payable, except and to the extent only that such taxes, assessments and charges are being actively contested in good faith and by appropriate proceedings, Borrower gives Lender prompt written notice of such contest, Borrower maintains adequate reserves on its books therefor and the nonpayment of such taxes does not result in a Lien upon any Properties of Borrower other than a Permitted Lien. Borrower shall also pay and discharge any lawful claims which, if unpaid, might become a Lien against any of Borrower's Properties except for Permitted Liens.

     (B) File all federal, state and local tax returns and other reports Borrower is required by law to file and maintain adequate reserves for the payment of all taxes, assessments, governmental charges, and levies imposed upon it, its income, or its profits, or upon any Property belonging to it.

     (C) Pay to Lender, on demand, any and all fees, costs or expenses which Lender or any Participating Lender pays to a bank or other similar institution (including, without limitation, any fees paid by the Lender to any Participating Lender) arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Lender or any Participating Lender, proceeds of Loans made by Lender to Borrower pursuant to this Agreement and (ii) the depositing for collection, by Lender or any Participating Lender, of any check or item of payment received or delivered to Lender or any Participating Lender on account of the Obligations.

     (D) Preserve and maintain its separate corporate existence and all rights, privileges, and franchises in connection therewith, and maintain its qualification and good standing in all states in which such qualification is necessary.

     (E) Maintain its Properties in good condition and make all necessary renewals, repairs, replacements, additions and improvements thereto.

     (F) Comply with all Applicable Laws (including, without limitation, all Environmental Laws and all laws relating to the collection and remittance of payroll taxes), the violation of which would have a Material Adverse Effect, and obtain and keep in force any and all licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business.

     (G) (i) At all times make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Plan; (ii) promptly after the filing thereof, furnish to Lender copies of any annual report required to be filed pursuant to ERISA in connection with each Plan and any other employee benefit plan of it and its Affiliates subject to ERISA; (iii) notify Lender as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any Plan which Borrower believes might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer the Plan; and (iv) furnish to Lender, promptly upon Lender's request therefor, such additional information concerning any Plan or any other such employee benefit plan as may be reasonably requested.

     (H) Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions.

     (I) Permit representatives of Lender, from time to time, as often as may be reasonably requested, but only during normal business hours upon prior notice from Lender, to visit and inspect the Properties of Borrower, inspect and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, Borrower's business, assets, liabilities, financial condition, business prospects and results of operations.

     (J) Cause to be prepared and furnished to Lender the following (all to be kept and prepared in accordance with GAAP applied on a consistent basis, unless Borrower's certified public accountants concur in any change therein and such change is disclosed to Lender and is consistent with GAAP):

                  (i) as soon as possible, but not later than 120 days after the close of each fiscal year of Borrower, unqualified audited financial statements of Borrower and its Subsidiaries as of the end of such year, on a consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized national standing or otherwise acceptable to Lender;

             (ii) as soon as possible, but not later than 45 days after the end of each month hereafter, unaudited interim financial statements of Borrower and its Subsidiaries as of the end of such month and of the portion of Borrower's fiscal year then elapsed, on a consolidated and consolidating basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations of Borrower and its Subsidiaries for such month and period;

            (iii) promptly after the sending or filing thereof, as the case may be, and, with respect to Borrower's 8-K, 10-K or 10-Q filings, in no event later than 45 days after the last day of each fiscal quarter, or 90 days after the last day of each fiscal year in the case of Borrower's 10-K, copies of proxy statements, financial statements or reports which Borrower has made available to its shareholders and copies of any regular, periodic and special reports or registration statements with the Securities and Exchange Commission or any national securities exchange as Lender may request; and

             (iv) such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to Borrower's financial condition or results of operations, including, without limitation, federal income tax returns of Borrower, accounts payable ledgers, and bank statements.

         Concurrently with the delivery of the financial statements described in clause (i) of this Section 6.1(J), Borrower shall furnish to Lender a copy of the accountants' letter to Borrower's management that is prepared in connection with such financial statements and shall also cause to be prepared and furnish to Lender a certificate of the aforesaid certified public accountants certifying to Lender that, based upon their examination of the financial statements of Borrower and its Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof.

     (K) At Lender's request, promptly execute or cause to be executed and deliver to Lender any and all documents, instruments and agreements deemed necessary by Lender to give effect to or carry out the terms or intent of this Agreement or any of the Other Agreements.

     (L) Within forty-five (45) days after the end of each fiscal quarter of Borrower and concurrently with the delivery of its annual financial statements under this Agreement, Borrower shall prepare and deliver to Lender a Compliance Certificate from the chief financial officer of Borrower in the form of Exhibit B attached hereto, with appropriate insertions.

     (M) Notify Lender in writing: (i) promptly after Borrower's learning thereof, of the commencement of any litigation affecting Borrower or any of its Properties, whether or not the claim is considered by Borrower to be covered by insurance, and of the institution of any administrative proceeding which may have a material adverse effect upon the Borrower's operations or Borrower's financial condition or prospects; (ii) at least sixty (60) days prior thereto, of Borrower's opening of any new office or place of business or Borrower's closing of any existing office or place of business; (iii) promptly after Borrower's learning thereof, of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (iv) promptly after Borrower's learning thereof, of any material default by Borrower under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Indebtedness of Borrower exceeding $100,000; (v) promptly after the occurrence thereof, of any Default or Event of Default; (vi) promptly after the occurrence thereof, of any default by any obligor under any note or other evidence of Indebtedness payable to Borrower; and (vii) promptly after the rendition thereof, of any judgment rendered against Borrower or any of its Subsidiaries in an amount exceeding $100,000.

     (N) Upon or at any time after the occurrence of a Default or an Event of Default, Borrower shall, promptly upon Lender's request, furnish to Lender all books, records or other information relating to Borrower's Accounts, Inventory, Equipment, General Intangibles and real Property.

     (O) Upon Lender's written request at any time after the occurrence of any Event of Default, (a) grant to Lender a first priority security interest in and/or security title to or lien against all real and personal Property of Borrower (including all real estate, machinery, plant and equipment and all cash and non-cash proceeds thereof), subject only to Permitted Encumbrances then in existence, and will promptly after such request from Lender execute and deliver such security agreements, mortgages, deeds of trust, security deeds, financing statements, certificates of title and other documents, instruments and agreements as are reasonably necessary to grant and perfect such security interest, security title and lien in favor of Lender, and (b) reaffirm Borrower's covenant not to grant or permit any Lien to exist on any of the remainder of its Property except for Permitted Liens.

     6.2. Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless Lender has first consented thereto in writing, it will not:

     (A) Merge or consolidate, or permit any Subsidiary to merge or consolidate, with any Person, except a consolidation or merger involving only Borrower and one or more wholly owned Subsidiaries; nor acquire all or any substantial part of the Properties of any Person.

     (B) Create, incur, assume, or suffer to exist, or permit any Subsidiary to create incur or suffer to exist, any Indebtedness, except: (i) Obligations owing to Lender; (ii) Subordinated Debt; (iii) Indebtedness of any Subsidiary to Borrower; (iv) accounts payable to trade creditors which are not aged more than one hundred twenty (120) days from billing date and current operating expenses (other than for Money Borrowed) which are not more than sixty (60) days past due, in each case incurred in the ordinary course of business and paid within such time period, unless the same are actively being contested in good faith and by appropriate and lawful proceedings and Borrower shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower and its independent public accountants; (v) Obligations to pay Rentals permitted by Section 6.2(P); (vi) Permitted Purchase Money Indebtedness; (vii) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business; (viii) taxes not yet past due or payable; (ix) Indebtedness under loan documents entered into by certain Subsidiaries consented to by Lender; (x) overdrafts owing from time to time to NationsBank, N.A. up to an aggregate amount not to exceed $2,000,000 at any time; and (xi) Indebtedness not included in clauses (i) through (x) above which does not exceed at any time, in the aggregate, the sum of $500,000.

     (C) Enter into any transaction with any Affiliate or stockholder, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms which are fully disclosed to Lender and which are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of Borrower.

     (D) Guarantee, assume, endorse or otherwise, in any way, become directly or contingently liable with respect to the Indebtedness of any Person except by endorsement of instruments or items of payment for deposit or collection and except for the guaranty of indebtedness of Subsidiaries in an aggregate amount not to exceed $5,000,000 and such additional indebtedness incurred by Subsidiaries under credit facilities consented to by Lender under Section 6.2(Q) hereof.

     (E) Create or suffer to exist any Lien upon any of its or any Subsidiary's Property, income or profits, whether now owned or hereafter acquired, except:
(i) Liens at any time granted in favor of Lender; (ii) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being contested as permitted by Section 6.1(A) hereof; (iii) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons for labor, materials, supplies or rentals incurred in the ordinary course of Borrower's or a Subsidiary's business, but only if the payment thereof is not at the time required; (iv) Liens resulting from deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance, social security and other like laws; (v) attachment, judgment and other similar non-tax Liens (excluding Environmental Liens) arising in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner satisfactory to Lender for the full amount thereof, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings and such Liens do not, in the aggregate, materially detract from the value of the Property of Borrower or a Subsidiary or materially impair the use thereof in the operation of Borrower's business or a Subsidiary's business; (vi) Purchase Money Liens to secure Indebtedness that is not incurred in violation of this Agreement; (vii) reservations, exceptions, easements, rights of way, and other similar consensual encumbrances affecting real Property, provided that, in Lender's sole judgment, they do not in the aggregate materially detract from the value of said Properties or materially interfere with their use in the ordinary conduct of Borrower's business or a Subsidiary's business, Lender has consented thereto; (viii) Liens securing Indebtedness of a Subsidiary to Borrower or another Subsidiary; (ix) Liens of a bank or other financial institution with respect to funds on deposit with such institution; (x) Liens granted by a Subsidiary to banks or financial institutions providing factoring services; (xi) such other Liens as appears on Exhibit C attached hereto; and (xii) such other Liens as Lender may hereafter approve in writing.

     (F) Hereafter create any Subsidiary or divest itself of any material assets by transferring them to any Subsidiary to whose existence Lender has consented; provided, however, that Borrower may create a Subsidiary wholly-owned by Borrower and transfer assets to such Subsidiary if:

                  (i)      no Default or Event of Default exists; and
             (ii) contemporaneously with such creation and transfer, such Subsidiary enters into an agreement, in form and substance satisfactory to Lender, which amends and restates this Agreement and pursuant to which such Subsidiary and Borrower agree to be jointly and severally liable for all Obligations.

     (G) Make Capital Expenditures (including, without limitation, by way of Capital Leases) which, in the aggregate, exceed $27,000,000 during Borrower's 1997 fiscal year or $30,000,000 during any fiscal year of Borrower thereafter.

     (H) Transfer its principal place of business or chief executive office, or open new manufacturing plants, or transfer existing manufacturing plants, or maintain warehouses or records, to or at any locations other than those at which the same are presently kept or maintained, as set forth on Exhibit D hereto, except upon at least thirty (30) days prior written notice to Lender.

     (I) Enter into any new business or make any material change in any of Borrower's business objectives, purposes and operations; provided, however, that Borrower may enter into a new business or change its business objective so long as Borrower's Capital Expenditures for such new business or new business objective does not exceed $1,000,000.

     (J) Sell, lease or otherwise dispose of any of its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the ordinary course of Borrower's business for so long as no Event of Default exists hereunder, (ii) a transfer of Property to Borrower by a Subsidiary or (iii) dispositions of obsolete or unnecessary Equipment in the ordinary course of business.

     (K) Use any corporate name (other than its own) or any fictitious name or "d/b/a" except for names disclosed in writing to Lender on or before the Closing Date and the names disclosed in Section 5.1(A) of this Agreement.

     (L) Own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Board of Governors as now in effect or as the same may hereafter be in effect unless, prior to any such purchase or acquisition or entering into any such contract, Lender shall have received an opinion of counsel satisfactory to Lender to the effect that such purchase or acquisition will not cause this Agreement to violate Regulations G or U or any other regulation of the Board of Governors then in effect.

     (M)       Make or have any Restricted Investment.

     (N) Change its fiscal year or permit any Subsidiary to have a fiscal year different from that of Borrower.

     (O) Become a lessee under any operating lease of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which Borrower is then lessee would exceed $2,000,000. The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

     (P) File or consent to the filing of any consolidated income tax return with any Person other than a Consolidated Subsidiary.

     (Q) Permit any Subsidiary to enter into credit facilities for the purpose of working capital or acquisition financing without prior written consent of Lender; provided, however, that Lender shall not unreasonably withhold its consent from certain Subsidiaries entering into an unsecured credit facility in an aggregate amount not to exceed $15,000,000 on terms and conditions substantially similar to those obtaining under this Agreement.

     6.3. Specific Financial Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

                  (A) Maintain at all times a Consolidated Current Ratio of not less than 1.25 to 1.0.

                  (B) Maintain at all times a Consolidated Adjusted Tangible Net Worth of not less than the amount shown below for the fiscal periods corresponding thereto:

                           Period                                 Amount

                  As of the last day of the                   $29,000,000
                   1996 fiscal year


                  As of the last day of                       $30,000,000
                   each of the first three
                   fiscal quarters of 1997

                  As of the last day of                       $35,000,000
                   the 1997 fiscal year and
                   the last day of each the
                   first three fiscal quarters
                   of 1998 fiscal year

                  As of the last day of                       $40,000,000
                   the 1998 fiscal year and
                   the last day of each the
                   first three fiscal quarters
                   of 1999 fiscal year

                  As of the last day of                       $45,000,000
                   each fiscal quarter thereafter
                   and as of the last day of
                   each fiscal year thereafter

                  (C) Maintain at all times a ratio of total Consolidated Indebtedness to Consolidated Adjusted Tangible Net Worth of not greater than the ratio of 2.50 to 1.0 through the last day of Borrower's 1997 fiscal year and
2.25 to 1.0 as of the last day of each fiscal quarter and fiscal year thereafter.

                  (D) Maintain as of the last day of each fiscal quarter for the four fiscal quarters then ending a Consolidated Funded Debt/EBITDA Ratio of not greater than 3.0 to 1 as of the last day of each fiscal quarter hereafter.

                  (E) Maintain as of the last day of each fiscal quarter for the four fiscal quarters then ending a Consolidated Fixed Charge Coverage Ratio of not less than 1.5 to 1.0.

SECTION 7    CONDITIONS PRECEDENT

         Notwithstanding any other provision of this Agreement or any of the Other Agreements, and without affecting in any manner the rights of Lender under the other Sections of this Agreement, it is understood and agreed that Lender may decline to honor any request for a Revolver Loan under this Agreement unless and until each of the conditions set forth in Sections 7.1 and 7.2 hereof has been and continues to be satisfied, all in form and substance satisfactory to Lender and its counsel:

     7.1. Documentation. Lender shall have received the following documents, each to be in form and substance satisfactory to Lender and its counsel:

     (A) A closing certificate signed by the President and Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) the representations and warranties set forth in Section 5 hereof are true and correct on and as of such date, (ii) Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and (iii) on such date no Default or Event of Default has occurred or is continuing;

     (B) The Other Agreements duly executed and delivered by Borrower and each other signatory thereto; and

     (C) Such other documents, instruments and agreements as Lender shall reasonably request in connection with the foregoing matters.

     7.2. Other Conditions. The following conditions have been and shall continue to be satisfied, as determined by Lender in its sole discretion:

     (A)       No Default or Event of Default shall exist;

     (B) Each of the conditions precedent set forth in the Other Agreements shall have been satisfied;

     (C) Since June 29, 1996, there shall not have occurred any material adverse change in the business, financial condition or results of operations of Borrower, or the existence or value of its Properties, or any event, condition or state of facts which would reasonably be expected materially and adversely to affect the business, financial condition or results of operations of Borrower;

     (D) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages from any Person in respect of, the consummation of the transactions contemplated hereby or which, in Lender's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the Other Agreements; and

     (E) Lender shall have received such certificates and documents reflecting the Solvency of Borrower, after giving effect to the transactions contemplated by this Agreement, as Lender shall find acceptable.

SECTION 8    EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

                  8.1 Events of Default. The occurrence of any one or more of the following events or conditions shall constitute an "Event of Default," whatever the reason for such event or condition and whether it shall be voluntary or involuntary, or within or without the control of Borrower or any Subsidiary, or be effected by operation of law or pursuant to any order of judgment of a court or otherwise: Borrower shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise); any warranty, representation, or other statement made or furnished to Lender by or on behalf of Borrower or in any instrument, certificate or financial statement furnished in compliance with or in reference to this Agreement or any of the Other Agreements proves to have been false or misleading in any material respect when made or furnished;
Borrower shall fail or neglect to perform, keep or observe (i) any covenant contained in Sections 4.1, 6.1(A), 6.1(F), 6.1(J), 6.1(K), 6.2 or 6.3 of this
Agreement or (ii) any other covenant contained in this Agreement (other than a covenant a default in the performance or observance of which is dealt with specifically elsewhere in this Section 8.1) and the breach of such other covenant is not cured to Lender's satisfaction within thirty (30) days after the sooner to occur of Borrower's receipt of notice of such breach from Lender or the date on which such failure or neglect becomes known to any officer of Borrower; any event of default shall occur under, or Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Other Agreements and such default shall continue beyond any applicable period of grace; there shall occur any default or event of default on the part of Borrower or a Consolidated Subsidiary under any agreement, guaranty, document or instrument to which Borrower or any such
Subsidiary is a party or by which Borrower or any such Subsidiary or any of their respective Properties is bound, creating or relating to any Indebtedness exceeding $500,000 if the payment or maturity of such Indebtedness is accelerated in consequence of such event of default or demand for payment of such Indebtedness is made; any material loss, theft, damage or destruction not fully covered by insurance (as required by this Agreement and subject to such deductibles as Lender shall have agreed to in writing) or the making of any levy, seizure, or attachment thereof or thereon except in all cases as may be specifically permitted by other provisions of this Agreement; there shall occur any material adverse change in the financial condition or business prospects of Borrower; Borrower shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrower under the Bankruptcy Code (if against Borrower, the continuation of such proceeding for more than thirty (30) days), or Borrower shall make any offer of settlement, extension or composition to their respective unsecured creditors generally, or any motion, complaint or other pleading is filed in any bankruptcy case of any Person other than Borrower and such motion, complaint or pleading seeks the consolidation of Borrower's assets and liabilities with the assets and liabilities of such Person; a Reportable Event shall occur which Lender, in its sole discretion, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed; or (J) demand shall have been made under any guaranty given by Borrower in respect of any indebtedness exceeding $500,000 of a Subsidiary or an Affiliate.

                  8.2. Acceleration of the Obligations. Without in any way limiting the right of Lender to demand payment of any portion of the Obligations payable on demand in accordance with this Agreement or any of the Other Agreements, upon or at any time after the occurrence of an Event of Default, all of the Obligations then outstanding (whether under this Agreement, any of the Other Agreements or otherwise) shall, at the option of Lender and without notice or demand by Lender, become at once due and payable and Borrower shall forthwith pay to Lender, in addition to any and all sums and charges due, the entire principal of and interest accrued on the Obligations plus reasonable attorneys' fees, not to exceed fifteen percent (15%) of the Obligations, if the same are collected by or through an attorney at law. From and after the date of such acceleration of the maturity of the Obligations, the unpaid principal amount of the Obligations shall bear interest at the Default Rate until paid in full. Nothing herein shall be construed to permit Lender to charge or collect any unmatured or unearned interest.

     8.3. Remedies. Upon or at any time after the occurrence of an Event of Default, Lender shall have and may exercise from time to time the following rights and remedies:

     (A) The right to terminate the Credit Facility without further notice to Borrower;

     (B) The right to declare all or any portion of the Obligations to be, and the same shall thereupon become immediately due and payable without notice or demand by Lender;

     (C) The right at any time or times, to the fullest extent permitted by Applicable Law and without notice or demand of any kind to Borrower, to hold, set off and apply any and all deposits (general or special, time or demand, or provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower (regardless of whether such accounts are general or special and regardless of whether such accounts are individual or joint) against any and all of the Obligations, irrespective of whether or not Lender shall have made any demand under this Agreement or any of the Other Agreements and whether or not any of the Obligations (other than interest) may be unmatured.

     (D) All remedies set forth in this Agreement and the Other Agreements; and

     (E) All the rights Lender has under Applicable Law or in equity.

     (F) Upon the termination of the Loan Agreement or at any time after the occurrence of an Event of Default, Lender shall have and may exercise, with respect to the undrawn amount under any Letter of Credit issued by Lender or Issuer and then outstanding, the right, at Lender's option, to require
Borrower to deposit with Lender funds equal to such undrawn amount, and if Borrower fails promptly to make such deposit, Lender may advance such amount as a Revolver Loan. Any such deposit or advance shall be held by Lender as a collateral security reserve to fund future drawings against any such Letters of Credit and Lender shall have (and is hereby granted) a lien upon and security interest in all monies in such reserve. At such time as all Letters of Credit have been drawn upon or expired without having been drawn upon, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or to the extent all Obligations have been indefeasibly paid in full, returned to Borrower. The foregoing shall not be deemed to limit in any respect the rights and remedies of Lender under the Loan Agreement.

                  8.4. Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the Other Agreements, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Lender or contained in any other agreement between Lender and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Lender to exercise or enforce any rights, powers, or remedies hereunder or under any of the aforesaid agreements or other documents shall not operate as a waiver of such rights, powers and remedies, but all such rights, powers, and remedies shall continue in full force and effect until all of the Loans and all other Obligations owing or to become owing from Borrower to Lender shall have been fully satisfied, and all rights, powers, and remedies herein provided for are cumulative and none are exclusive.

SECTION 9     MISCELLANEOUS

                  9.1. Indemnity. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Lender as the result of Borrower's failure to observe, perform or discharge Borrower's duties hereunder. Without limiting the generality of the foregoing, this indemnity shall extend to any claims asserted against Lender by any Person under any Environmental Laws. Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of Lender, but including, without limitation, any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by Lender, Borrower on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Agreements, or the creation of any of the Obligations hereunder, by reason of any existing or hereafter enacted federal, state, foreign or local statute, rule or regulation, Borrower will pay (or will promptly reimburse Lender for the payment of) all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold Lender harmless from and against liability in connection therewith. The indemnity obligation of Borrower under this Section 9.1 and any other provision of this Agreement shall survive the payment in full of the Obligations.

                  9.2. Modification of Agreement; Sale of Interest. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign or transfer any interest in this Agreement or any of the Other Agreements, or any portion thereof, including, without limitation, Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder. Borrower hereby consents to Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the Other Agreements, or of any portion hereof or thereof, including, without limitation, Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder. In the event of any such participation, sale, assignment, transfer or other disposition, Lender shall be authorized to provide to each Participating Lender, assignee or transferee all information in Lender's possession regarding Borrower, including, without limitation, information required to be disclosed pursuant to Banking Circular 181 (Rev., Aug. 2, 1984), issued by the Comptroller of the Currency.

                  9.3 Reimbursement of Expenses. If, at any time or times prior or subsequent to the date hereof, Lender employs counsel for advice or other representation, or incurs legal expenses or other costs or out-of-pocket expenses in connection with: the negotiation and preparation of this Agreement or any of the Other Agreements, any amendment of or modification of this Agreement or any of the Other Agreements; the administration of this Agreement or any of the Other Agreements and the transactions contemplated hereby and thereby; any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Property, this Agreement or any of the Other Agreements or Borrower's affairs; or any attempt to enforce any rights or remedies of Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the Other Agreements; then, in any such event, the attorneys' fees arising from such services and all expenses, costs, charges and other fees of such counsel or of Lender or relating to any of the events or actions described in this Section shall be payable, ON DEMAND, by Borrower to Lender and shall be additional Obligations hereunder. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include accountants' fees, costs and expenses; costs and expenses incurred by Lender's loan administration staff, audit staff and appraisal staff; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial over-time charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services. Borrower acknowledges and agrees that legal counsel to Lender does not represent Borrower as Borrower's attorney, that Borrower has retained counsel of its own choice and has not and will not rely upon any advice from Lender's counsel, and that Borrower's reimbursement of expenses pursuant to this Agreement (even if effected by payment directly by Borrower to Lender's counsel) shall not be deemed to establish any attorney-client relationship between Borrower and Lender's counsel.

                  9.4. Indulgences Not Waivers. Lender's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default by Borrower under this Agreement or any of the Other Agreements shall not suspend, waive or affect any other Event of Default by Borrower under this Agreement or any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the Other Agreements and no Event of Default by Borrower under this Agreement or any of the Other Agreements shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lender and directed to Borrower.

                  9.5. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     9.6. Successors and Assigns. This Agreement and the Other Agreements shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Lender. This provision, however, shall not be deemed to modify
Section 9.2 hereof.

     9.7. Cumulative Effect. The provisions of the Other Agreements are hereby made cumulative with the provisions of this Agreement.

                  9.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. In proving this Agreement in any judicial proceeding, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.

                  9.9. Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, personal delivery against receipt or by telecopier or other facsimile transmission and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered when delivered against receipt or one Business Day after deposit in the U.S. mail, postage prepaid, or, in the case of facsimile transmission, when received at the office of the noticed party, addressed as follows:

         (A)      If to Lender:     SouthTrust Bank of Georgia, N. A.
                                            One Georgia Center
                                            600 West Peachtree Street
                                            Atlanta, Georgia  30308
                                            Attention:  Corporate Banking Group
                                            Telecopier No.:  (404) 853-5766

         (B)      If to
                   Borrower:        Inbrand Corporation
                                            1169 Canton Road
                                            Marietta, Georgia 30066
                                            Attention:  Chief Financial Officer
                                            Telecopier No.: (770) 429-1568

or to such other address as each party may designate for itself by like notice given in accordance with this Section 9.9; provided, however, that any notice to or upon Lender pursuant to Section 2.1 or 2.2 shall not be effective until received by Lender. Any written notice that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party.

                  9.10. Demand Obligations. Nothing in this Agreement shall affect or abrogate the demand nature of any portion of the Obligations expressly made payable on demand by this Agreement or by any instrument evidencing or securing same, and the occurrence of an Event of Default shall not be a prerequisite for Lender's requiring payment of such Obligations.

     9.11. Time of Essence. Time is of the essence of this Agreement and the Other Agreements.

                  9.12. Entire Agreement. This Agreement and the Other Agreements, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

     9.13. Amendment and Restatement; No Novation. This Agreement constitutes a consolidation, amendment and restatement of the Original Loan Agreement effective from and after the date of this Agreement. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to Lender based on any facts or events occurring or existing prior to the execution and delivery of this Agreement.

                  9.14. Payments Set Aside. To the extent that Borrower makes a payment or payments to Lender, or Lender exercises its rights of setoff, and such payment or payments or setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                  9.15. Independence of Covenants, Representations and Warranties. All covenants hereunder shall be given independent effect so that, if a particular action or conditions is not permitted by any such covenant or any representation or warranty hereunder, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant, representation or warranty shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

                  9.16. Governing Law; Consent to Forum. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN ATLANTA, GEORGIA. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF GEORGIA. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER OR LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT AT LENDER'S OPTION, (i) THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA, OR, (ii) THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA, ATLANTA DIVISION, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT;
PROVIDED, HOWEVER, LENDER MAY, AT ITS OPTION, COMMENCE ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION, TO OBTAIN ANY LEGAL OR EQUITABLE RELIEF, TO ENFORCE ANY JUDGMENT OR ORDER OBTAINED BY LENDER AGAINST BORROWER, TO ENFORCE ANY OTHER RIGHT OR REMEDY UNDER THIS AGREEMENT OR TO OBTAIN ANY OTHER RELIEF DEEMED NECESSARY OR APPROPRIATE BY LENDER. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

                  9.17. General Waivers by Borrower. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER WAIVES (i) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO IN THIS REGARD; (ii) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (iii) NOTICE OF LENDER'S ACCEPTANCE HEREOF.

                  9.18. Jury Trial Waiver. BORROWER AND LENDER EACH WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS OR THE OBLIGATIONS. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT TO LENDER'S ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVER IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVER WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         IN WITNESS WHEREOF, this Agreement has been duly executed under seal in Atlanta, Georgia, as of the day and year specified at the beginning hereof.

ATTEST:                                         INBRAND CORPORATION
                                                   ("Borrower")


                                                By:
Secretary
[CORPORATE SEAL]                                Title:


                                                SOUTHTRUST BANK OF GEORGIA, N.A.
                                                         ("Lender")


                                                By:

                                                Title:


sotrust\inbrand\lsa4.wpd

                                    EXHIBIT A

                              REVOLVING CREDIT NOTE

$35,000,000.00                                                   October 1, 1996
                                                                Atlanta, Georgia

         FOR VALUE RECEIVED, the undersigned (hereinafter referred to as "Borrower") hereby promises to pay to the order of SOUTHTRUST BANK OF GEORGIA, N.A. (herein, together with any subsequent holder hereof, "Lender"), at Lender's principal office in Atlanta, Georgia, or at such other place as Lender hereafter may direct in writing, in legal tender of the United States of America, the principal sum of THIRTY-FIVE MILLION AND NO/100 DOLLARS ($35,000,000.00), or so much thereof as may be disbursed and remain outstanding from time to time hereafter under that certain Amended and Restated Loan Agreement, dated as of October 1, 1996, as amended between Lender and Borrower (the "Loan Agreement"), with interest from and after the date hereof on the unpaid principal amount outstanding from time to time at the rate per annum applicable under Section 3 of the Loan Agreement.

         This Revolving Credit Note (the "Note") evidences Loans under, and is the "Note" referred to in, and is issued pursuant to, the Loan Agreement and is entitled to all of the benefits and security of the Loan Agreement and the Other Agreements. All of the terms, covenants and conditions of the Loan Agreement are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

         Borrower acknowledges that the Base Rate merely serves as a basis upon which effective rates of interest are calculated for loans making reference to the per annum rate of interest publicly announced by Lender from time to time as its base rate, that the Base Rate may not be the lowest rate available from Lender and that loans and other extensions of credit from Lender may be priced at, above or below the Base Rate. The Base Rate in effect on the date hereof is 8.25% per annum and, therefore, the rate per annum on the date hereof applicable to Base Rate Loans expressed in terms of simple interest, is 8.25% per annum. The Adjusted LIBO Rate in effect on the date hereof is 5.44% per annum, and, therefore, the rate per annum on the date hereof applicable to LIBOR Loans expressed in forms of simple interest, is 6.94% per annum. Interest hereunder shall be computed on the basis of actual days elapsed over the period of a 360-day year unless reference to a 365 or a 366-day year is necessary in order not to exceed the highest lawful rate permissible under Applicable Law. From and after the occurrence of an Event of Default, the outstanding principal balance of this Note shall bear interest at a variable rate per annum equal to the Default Rate.

         In no contingency or event whatsoever, whether by reason of advancement whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of money advanced hereunder exceed the Maximum Rate. In the event that such a court determines that Lender has charged or received interest hereunder in excess of Maximum Rate, such rate shall automatically be reduced to the Maximum Rate and Lender shall promptly refund to Borrower any interest received by Lender in excess of the Maximum Rate or, if so requested by Borrower, shall apply such excess to the principal balance of this Note. It is the intent hereof that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of the Maximum Rate. All interest paid or agreed to be paid to Lender shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread throughout the full term of this Note until payment in full of the principal amount hereof (including the period of any renewal or extension thereof) so that interest on such principal amount for such full period will not exceed the Maximum Rate.

         Principal and interest accrued hereunder shall be repaid by Borrower as follows:

                  (A) Principal, payable on account of the Loans, shall be paid by Borrower to Lender immediately upon the earliest of (i) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of such Loans, or (ii) the date on which the Credit Facility is terminated pursuant to Section 2.2 of the Loan Agreement;

                  (B) Interest accrued on the principal amount of the Loans shall be due on the earliest of (i) the first day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity in payment of the Obligations, or (iii) the date on which the Credit Facility is terminated pursuant to Section 2.2 of the Loan Agreement.

         The occurrence or existence of an Event of Default under the Loan Agreement, including, without limitation, the failure to pay any installment of principal or interest on this Note in full on the due date thereof, shall constitute an event of default under this Note and shall entitle Lender, at its option, upon or at any time after the occurrence of any such event of default to declare the then outstanding principal balance and accrued interest hereof to be, and the same shall thereupon become, immediately due and payable without notice to or demand upon Borrower, all of which Borrower hereby expressly waives. If this Note is collected by or through an attorney at law, then Borrower shall be obligated to pay, in addition the principal balance and accrued interest hereof, reasonable attorney's fees, not to exceed fifteen percent (15%) of such principal and interest, and court costs.

         Time is of the essence of this Note. To the fullest extent permitted by Applicable Law, Borrower hereby waives demand, protest, notice of demand, protest and non-payment and any other notice required by law relative hereto, except to the extent as otherwise may be provided for in the Loan Agreement.

         Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Note shall be prohibited or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy. Lender, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Borrower. Borrower agrees that, without releasing or impairing Borrower's liability hereunder, Lender may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

         This Note shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Georgia, and is intended to take effect as an instrument under seal. This Note shall supersede and replace that (i) certain Revolving Credit Note, dated February 6, 1996, made by Borrower to the order of Lender, in the stated principal amount of $25,000,000 and (ii) certain Revolving Credit Note (Bridge Note), dated May 1, 1996, made by Borrower to the order of Lender, in the stated principal amount of $10,000,000.

         IN WITNESS WHEREOF, Borrower has caused this Note to be signed and sealed as of the day and year first above written.

ATTEST:                                       INBRAND CORPORATION, a Georgia
                                               corporation ("Borrower")


                                               By:
Secretary
[CORPORATE SEAL]                               Title:

                                    EXHIBIT B

                             COMPLIANCE CERTIFICATE

                            [LETTERHEAD OF BORROWER]

                                                _____________, 19__


TO:      SouthTrust Bank of Georgia, N.A.
         One Georgia Center
         600 West Peachtree Street
         Atlanta, Georgia  30308


         The undersigned, the Chief Financial Officer of INBRAND CORPORATION, a Georgia corporation ("Borrower"), gives this certificate to SOUTHTRUST BANK OF GEORGIA, N. A. ("Bank") in accordance with the requirements of Section 6.1(L) of that certain Amended and Restated Loan Agreement dated as of October 1, 1996, between Borrower and Bank ("Loan Agreement"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement:

         (1) Based upon my review of the balance sheets and statements of income of Borrower for the fiscal quarter ending __________________, 19__, copies of which are attached hereto, I hereby certify that:

                  (a)      Consolidated Current Ratio is ___ to 1.0;

                  (b)      Consolidated Adjusted Tangible Net Worth is $ _____;

                  (c) The ratio of total Consolidated Indebtedness to Consolidated Adjusted Tangible Net Worth is
                           ___ to 1;

                  (d)      The Consolidated Funded Debt/Consolidated EBITDA
                            Ratio is ___ to 1;

                  (e)      The Consolidated Fixed Charge Coverage Ratio is ___
                            to 1;

                  (f) Consolidated Capital Expenditures during the fiscal year to-date total $__________.

         (2) No Default exists on the date hereof, other than: ________ (if none, so state);
          and

         (3)      No Event of Default  exists on the date hereof,  other than:
                  ____________  (If none, so state).

                                                              Very truly yours,

                                    EXHIBIT C

                                 PERMITTED LIENS





     1. UCC-1 financing statement no. 85-8104 naming Medical Disposables Company as Debtor and Signal Capital Credit Corporation as Secured Party filed August 24, 1985 with the Clerk of Superior Court of Cobb County, Georgia.

     2. UCC-1 financing statement no. 89-7082 naming Medical Disposables Company as Debtor and Fleet Credit Corporation as Secured Party filed June 30, 1989 with the Clerk of Superior Court of Cobb County, Georgia.

     3. UCC-1 financing statement no. 89-7083 naming Medical Disposables Company as Debtor and Fleet Credit Corporation as Secured Party filed June 30, 1989 with the Clerk of Superior Court of Cobb County, Georgia.

     4. UCC-1 financing statement no. 9012196 naming Medical Disposables Company as Debtor and Danka Business Systems as Secured Party filed December 27, 1990 with the Clerk of Superior Court of Cobb County, Georgia.

     5. UCC-1 financing statement no. 912900 naming Medical Disposables Company as Debtor and Savin Business Credit Corporation as Secured Party filed April 9, 1991 with the Clerk of Superior Court of Cobb County, Georgia as assigned to The King Companies.

                                    EXHIBIT D

                          BORROWER'S BUSINESS LOCATIONS


         (1) Borrower currently has the following business locations, and no others:

                                    1145, 1155, 1160, 1165 and 1177 Hayes
                                    Industrial Drive
                                    Marietta, Georgia  30062

                     Suite A, 980 Marietta Industrial Drive
                             Marietta, Georgia 30062

                                    1169 Canton Road
                                    Marietta, Georgia  30066

         (2)      Borrower maintains its books and records at:

                                    1169 Canton Road
                                    Marietta, Georgia  30066

                                    EXHIBIT E

                        SHARE REPURCHASE LOAN CERTIFICATE

                            [LETTERHEAD OF BORROWER]


TO:      SOUTHTRUST BANK OF GEORGIA, N.A.
         One Georgia Center
         600 West Peachtree Street
         Atlanta, Georgia  30308


         The undersigned, the Chief Financial Officer of INBRAND CORPORATION, a Georgia corporation ("Borrower"), gives this certificate to SOUTHTRUST BANK OF GEORGIA, N.A. ("Lender") in accordance with the requirements of that certain Amended and Restated Loan Agreement, dated as of October 1, 1996, as amended, between Borrower and Lender ("Loan Agreement"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement:

                  (a) Borrower hereby requests a Share Repurchase Loan in the amount of $________;

                  (b) No Default exists on the date hereof, other than: _______________________ (if none, so state);

                  (c) No Event of Default exists on the date hereof, other than: _______________ (if none, so state);

                  (d) The proceeds of the Share Repurchase Loan will be used to acquire ______ Shares;

                  (e) In connection with the proposed Share repurchase, copies of all filings, if any, that have been made with the Securities and Exchange Commission are attached hereto; and

                  (f) After giving effect to the proposed Share repurchase, less than 30% of the value of the assets of Borrower will consist of Margin Stock.

                                                              Very truly yours,